EXECUTION COPY



                                   PARENT STOCK OPTION AGREEMENT dated
                              as of January 19, 1999 between NEWPORT NEWS
                              SHIPBUILDING INC., a Delaware corporation
                              ("Issuer"), and AVONDALE INDUSTRIES, INC., a Louisiana corporation ("Grantee").


          WHEREAS Issuer and Grantee are parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of a wholly owned subsidiary of Issuer with and into Grantee;

          WHEREAS as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

          WHEREAS as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option.

          NOW, THEREFORE, the parties hereto agree as follows:

          SECTION 1. Grant of Option. Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 3,392,000 (as adjusted as set forth herein) shares (the "Option Shares") of common stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price of $29.875 (as adjusted as set forth herein) per Option Share (the "Purchase Price"); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 9.9% of the issued and outstanding shares of Issuer Common Stock, without giving effect to any shares subject to or issued pursuant to the Option.

          SECTION 2. Exercise of Option. (a) Grantee may exercise the Option, with respect to any of or all the Option Shares at any one time, after any termination of the Merger Agreement in connection with which Grantee is or may be entitled to receive a termination fee pursuant to
Section 6.07(c) of the Merger Agreement (a "Purchase Event"); provided, however, that (i) except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the


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earlier to occur of (A) the Effective Time and (B) 12 months after the first occurrence of a Purchase Event, and (ii) any purchase of Option Shares upon exercise of the Option shall be subject to there being (A) no preliminary or permanent or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Option Shares then in effect, (B) compliance with the HSR Act and (C) the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder that by their terms do not terminate or expire prior to or as of such termination.

          (b) The exercise of the Option shall be effected by Grantee sending to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect. An Exercise Notice shall specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to the Option, the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined in Section 6(c)), the denominations of the certificate or certificates evidencing the Option Shares that Grantee wishes to purchase pursuant to the Option and a date (subject to compliance with the HSR Act) not earlier than three business days nor later than 20 business days from the Notice Date for the closing (the "Option Closing") of such purchase (the "Option Closing Date"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with Section 2(a).

          SECTION 3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

          (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares shall be free and clear of all Liens.


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          (c) Certificates for the Option Shares delivered at an Option
Closing shall have typed or printed thereon a restrictive legend, which will read substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

          SECTION 4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock sufficient for Grantee to exercise the Option in full, and Issuer shall take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.


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          (b) Authorization. The execution, delivery and performance by
     Issuer of this Agreement and the consummation of the transactions contemplated hereby (i) are within Issuer's corporate powers and (ii) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer.

          SECTION 5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

          (a) Disposition of Shares. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

          (b) Authorization. The execution, delivery and performance by Grantee of this Agreement and the consummation of the transaction contemplated hereby (i) are within Grantee's corporate powers and (ii) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee.

          SECTION 6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 9.9% of the number of shares of Issuer Common Stock then issued and


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outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all its assets to any person, other than Grantee or one of its subsidiaries, then, in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of stock or other securities or cash or other property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments. Issuer shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

          (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with
Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this
Section 6(c), then Issuer shall (subject to Section 7) pay to Grantee, on the Option Closing Date, in exchange for the cancelation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to the greater of (i) $2.00 per Option Share the subject of such Exercise Notice and


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(ii) the Spread (as hereinafter defined) multiplied by such number of
Option Shares specified in the Exercise Notice. As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Issuer Common Stock paid or proposed to be paid by any Person pursuant to any Parent Takeover Proposal (the "Alternative Purchase Price") and (y) the average closing price, for the ten trading days commencing on the 12th trading day immediately preceding the Notice Date, per share of Issuer Common Stock as reported on the NYSE, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value (as hereinafter defined) of such other property. Any cash payment made by Issuer pursuant to this Section 6(c) shall be referred to herein as a "Cash-Out Closing Payment." Upon exercise of its right pursuant to this Section 6(c) and the receipt by Grantee of the applicable Cash-Out Closing Payment, the obligations of Issuer to deliver Option Shares pursuant to Section 3(b) shall be terminated with respect to the number of Option Shares for which Grantee shall have elected to be paid pursuant to its Cash-Out Right. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 6(a). Notwithstanding the termination of the Option, Grantee shall be entitled to exercise its rights under this
Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

          SECTION 7. Profit Limitations. (a) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares of Issuer Common Stock (including any exercise of the Cash-Out Right pursuant to Section 6(c)) that would, as of the applicable Notice Date, result in the Notional Total Option Profit (as hereinafter defined) that would exceed in the aggregate $14,000,000 (the "Profit Limit") and, if it otherwise would exceed such amount, Grantee, at its sole election, shall on or prior to the applicable Option Closing Date (i) reduce the number of shares of Issuer Common Stock subject to such exercise, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee,
(iii) pay cash to Issuer, (iv) reduce the size of any Cash-Out Closing Payment, (v) revoke in whole or in part any exercise of the Option or (vi) any combination thereof, so that the Notional Total Option Profit as of the Notice Date shall not exceed the Profit Limit after taking into account


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the foregoing actions. If, on any Notice Date, the Option cannot be exercised in full because of this Section 7(a), then (notwithstanding anything in this Agreement to the contrary) the Option may be exercised in part on such Notice Date and from time to time in part on later dates (subject, in the case of any subsequent exercise, to the proviso to the first sentence of Section 2(a) and to this Section 7(a)). This Section 7(a) shall not restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

          (b) As used herein, the term "Notional Total Option Profit" as of any Notice Date (including any Notice Date arising out of the exercise of the Cash-Out Right pursuant to Section 6(c)) shall be the aggregate of (i) the Total Option Profit as of such Notice Date, (ii) the Cash-Out Closing Payment, if any, due in connection with any exercise of the Cash-Out Right on such Notice Date and (iii) the product of (A) the number of Option Shares for which the Option is being exercised on such Notice Date (other than any exercise pursuant to Section 6(c)) plus all other Option Shares held by Grantee and its affiliates as of such date and (B) the excess, if any, over the Purchase Price of the closing price for Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

          (c) As used herein, the term "Total Option Profit" as of any Notice Date shall mean the aggregate amount (before taxes) of the following: (i) any amount previously received by Grantee pursuant to the Cash-Out Right and (ii) (x) the net consideration, if any, previously received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value, less (y) the aggregate Purchase Price for such shares and any cash previously paid by Grantee to Issuer pursuant to Section 7(a)(iii).

          (d) As used herein, the "fair market value" of any non-cash consideration consisting of:

          (i) securities listed on a national securities exchange or traded on NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the five trading days after the date of determination; and

          (ii) consideration which is other than cash or securities of the form specified in clause (i) above


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     shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm, provided that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.

          SECTION 8. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time within three years of the exercise of the Option, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction. Issuer shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. All expenses relating to or in connection with any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of


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Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 8, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall notify Grantee in writing not less than 10 days prior to filing such registration statement and shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8; provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. If Grantee wishes to have any portion of its Option Shares included in such registration statement, it shall advise Issuer to that effect within two business days following receipt of Issuer's notice. In connection with any registration pursuant to this Section 8, Issuer and Grantee shall enter into a customary underwriting agreement and shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

          SECTION 9. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancelation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

          SECTION 10. Miscellaneous. (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.


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          (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          (d) No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties and their successors and permitted assigns any rights or remedies.

          (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be given in accordance with
Section 9.02 of the Merger Agreement.

          (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other, except that Grantee may assign all its rights under Section 8 to any person who acquires from Grantee any Option Shares. Any assignment or delegation in violation of the preceding sentence shall be void. Subject to the first and second sentences of this Section 10(g), this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.


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          (h) Further Assurances. In the event of any exercise of the
Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.


          IN WITNESS WHEREOF, Issuer and Grantee have duly executed this Agreement, all as of the day and year first written above.

                             NEWPORT NEWS SHIPBUILDING INC.,

                               by /s/ David J. Anderson
                                  --------------------------------
                                  Name:  David J. Anderson
                                  Title: Senior Vice President and
                                         Chief Financial Officer


                             AVONDALE INDUSTRIES, INC.,

                               by /s/ Albert L. Bossier, Jr.
                                  --------------------------------
                                  Name:  Albert L. Bossier, Jr.
                                  Title: Chairman of the Board,
                                         President and Chief
                                         Executive Officer